Exhibit 99.1

Contact:	Stephen R. Milbourne,	05-09
Manager, Investor Relations

smilbourne@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS, L.P. ACQUIRES
NORTHEAST PIPELINE AND TERMINALS FROM EXXONMOBIL

Emmaus, PA — May 5, 2005 . . . Buckeye GP LLC, the general partner of Buckeye Partners, L.P. (NYSE:BPL) (the “Partnership”), today announced that the Partnership had closed on the purchase of a major refined petroleum products pipeline system, along with four associated petroleum products terminals, from affiliates of Exxon Mobil Corporation (“ExxonMobil”).

The pipeline system acquired from ExxonMobil delivers refined products from the Valero refinery in Paulsboro, New Jersey to destinations in New Jersey, Pennsylvania and New York.  The pipeline systems and terminals will significantly expand the Partnership’s presence in its core northeastern United States market area.  The Partnership intends to continue serving ExxonMobil as a significant customer on the pipelines and at the terminals.  The principal pipeline assets to be acquired include the following:

•                  The Malvern to New York System (“North Line”), consisting of approximately 154.1 miles of 8-inch diameter pipe and approximately 222.4 miles of 6-inch diameter pipe extending from ExxonMobil’s Malvern Station in Chester County, Pennsylvania to terminals in Lehigh and Berks County, Pennsylvania and Broome, Erie, Monroe, and Onondaga Counties in New York;

•                  The Malvern to Harrisburg System, consisting of approximately 75 miles of pipe of various diameters extending to central Pennsylvania;

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•                  The Paulsboro to Malvern System, consisting of approximately 23.7 miles of 12-inch diameter pipe extending from ExxonMobil’s Paulsboro Station in Gloucester County, New Jersey to ExxonMobil’s Malvern Station and storage tanks in Chester County, Pennsylvania;

•                  The Paulsboro to Philadelphia Airport jet system, consisting of approximately 2.6 miles of 8-inch diameter pipe extending from ExxonMobil’s Paulsboro Station to the Philadelphia Airport; and

•                  The Paulsboro to Colonial System, consisting of approximately 0.4 miles of 12-inch diameter pipe extending from the Valero Paulsboro Refinery in Gloucester County, New Jersey to Colonial Pipeline Junction in Gloucester County, New Jersey.

In addition to the pipelines, the purchased assets include refined petroleum products terminals located in Malvern, Pennsylvania, and Binghamton, Rochester and Buffalo, New York.

The Partnership intends to connect the North Line to the Buckeye pipeline system at Macungie, Pennsylvania.  This integration of the pipeline systems will provide Paulsboro origin shippers with the ability to deliver product to additional destinations in upstate New York and western Pennsylvania and is anticipated to generate additional pipeline volumes.

William H. Shea Jr., Chairman, President and Chief Executive Officer of the General Partner, said, “We are very pleased to have acquired these quality pipeline and terminal assets from ExxonMobil.  The pipelines complement our existing infrastructure in the northeast, serve demand-oriented markets, and will provide additional stable fee based revenues for Buckeye.  The terminals to be acquired will expand the business of Buckeye Terminals, LLC, our terminal operation.  Similar to the terminals we acquired from Shell in late 2004, the terminals acquired from ExxonMobil should provide additional revenue opportunities as we convert these historically proprietary terminals to terminals available to all shippers.  We also expect to realize significant cost savings given the fact that these assets are contiguous to our existing operations in the northeast.  The

Partnership expects the transaction to be immediately accretive to cash available for distribution.”

Buckeye Partners, L.P., through its operating subsidiaries, is one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,000 miles of pipeline.  The Partnership also owns and operates 42 refined petroleum products terminals with an aggregate storage capacity of approximately 16.6 million barrels in Illinois, Indiana, Massachusetts, Michigan, Missouri, New York, Ohio and Pennsylvania, and operates and maintains approximately 1,300 miles of pipeline under agreements with major oil and chemical companies.  For more information about Buckeye Partners, L.P., visit the Partnership’s website at www.buckeye.com.

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This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today’s date.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership.  Among them are (1) adverse weather conditions resulting in reduced demand; (2) changes in rate regulation by the Federal Energy Regulatory Commission; (3) changes in other laws and regulations, including safety, tax and accounting matters; (4) competitive pressures from other transportation services and alternative energy sources; (5) liability for environmental claims; (6) improvements in energy efficiency and technology resulting in reduced demand; (7) the inability to integrate acquired assets successfully with the Partnership’s existing assets and to realize anticipated cost savings and other efficiencies; (8) labor relations; (9) changes in real property tax assessments; (10) regional economic conditions; (11) market prices of petroleum products and the demand for those products in the Partnership’s service territory; (12) disruptions to the air travel system; (13) security issues relating to the Partnership’s assets; and (14) interest rate fluctuations and other capital market conditions.  You should read the Partnership’s Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

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